Exhibit 10.7

LOAN MODIFICATION

AND REAFFIRMATION AGREEMENT

THIS LOAN MODIFICATION AND REAFFIRMATION AGREEMENT (this “Agreement”) is dated as of the 12th day of March, 2013, by and among DOVER DOWNS GAMING AND ENTERTAINMENT, INC., a Delaware corporation (“Borrower”), and RBS CITIZENS, NATIONAL ASSOCIATION, as agent (“Agent”), and as lender (“Citizens”), PNC BANK, NATIONAL ASSOCIATION (“PNC”) and WILMINGTON SAVINGS FUND SOCIETY, FSB, (“WSFS” and collectively with Citizens and PNC, the “Lenders”).

WHEREAS, Borrower, Agent and Lenders are parties to a Credit Agreement dated as of June 17, 2011 (the “Credit Agreement”), which provides for a revolving line of credit to the Borrower in the principal amount of Ninety Million Dollars ($90,000,000) for the Borrower’s working capital needs;

WHEREAS, the parties hereto have agreed, subject to the terms and conditions set forth herein, to amend various provisions in the Credit Agreement and to add provisions thereto.

NOW, THEREFORE, in consideration for the foregoing, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound and under seal, agree as follows:

Section 1.  Definitions.  Unless otherwise defined herein, capitalized terms used herein shall have the meanings ascribed to them in the Credit Agreement.

Section 2.  Amendment to Credit Agreement. Upon execution of this Agreement, the Credit Agreement shall be amended as follows:

A.            The defined term “Capital Expenditures” is hereby added to Section 1.1 in appropriate alphabetical order:

“Capital Expenditures” means, with respect to any Person for any period, any expenditure in respect of the purchase or other acquisition of any fixed or capital asset (excluding normal replacements and maintenance which are properly charged to current operations). For purposes of this definition, the purchase price of equipment that is purchased simultaneously with the trade-in of existing equipment or with insurance proceeds shall be included in Capital Expenditures only to the extent of the gross amount by which such purchase price exceeds the credit granted by the seller of such equipment for the equipment being traded in at such time or the amount of such insurance proceeds, as the case may be.

B.            The Leverage Ratio chart contained in the definition of “Applicable Margin” in Section 1.1 is hereby deleted in its entirety and replaced with the following:

Leverage Ratio	Column 1	Column 2
Category l
Greater than or equal to 4.50 to 1.	3.50%	0.50%
Category 2
Less than 4.50 to 1, but greater than or equal to 4.00 to 1.	3.25%	0.45%
Category 3
Less than 4.00 to 1, but greater than or equal to 3.50 to 1	3.00%	0.40%
Category 4
Less than 3.50 to 1, but greater than or equal to 3.00 to 1	2.75%	0.35%
Category 5
Less than 3.00 to 1, but greater than or equal to 2.25 to 1.	2.00%	0.25%
Category 6
Less than 2.25 to 1, but greater than or equal to 1.50 to 1.	1.75%	0.20%
Category 7
Less than 1.50 to 1.	1.50%	0.15%

C.            Subsection 2.5(d) is hereby deleted in its entirety and replaced with the following:

(d)           Scheduled Reduction of Commitments.  The Borrower shall reduce the total Commitments (and, if necessary, prepay Loans in accordance with Section 2.7 (Optional Prepayments) so that the total Revolving Exposures do not exceed the total Commitments) on each date set forth below to the aggregate amount set forth opposite such date:

Date	Total Commitments
03/12/13	$70,000,000
06/30/13	$65,000,000
12/31/13	$60,000,000

D.            Section 5.1 is hereby deleted in its entirety and replaced with the following:

5.1.         Fixed Charge Coverage Ratio

The Borrower will not permit the ratio of (a) Consolidated EBITDA minus Capital Expenditures minus Taxes paid in cash minus dividends to (b) Consolidated Interest Expense to be less than 3.50:1.0, to be tested as of the end of each Fiscal Quarter as follows: (i) for Fiscal Quarter ending March 31, 2013, for only such Fiscal Quarter, (ii) for Fiscal Quarter ending June 30, 2013, cumulative for Fiscal Quarters ending March 31, 2013 and June 30, 2013, (iii) for Fiscal Quarter ending September 30, 2013, cumulative for Fiscal Quarters ending March 31, 2013, June 30, 2013 and September 30, 2013 and (iv) thereafter, on a rolling four (4) Fiscal Quarter basis.

E.            Section 5.2 is hereby deleted in its entirety and replaced with the following:

5.2.         Leverage Ratio

The Borrower will not permit the Leverage Ratio as of the last day of any period set forth below to exceed the ratio set forth opposite such period:

Period	Ratio

12/31/13	4.50:1.0

3/31/14 and thereafter	4.25:1.0

F.             The following is added as a new Section 5.4:

5.4.  Minimum Consolidated EBITDA

The Borrower will not permit Consolidated EBITDA to be less than the dollar amount set forth opposite such date:

Date	Consolidated EBITDA

3/31/2013	$2,600,000 (for Fiscal Quarter ending 3/31/2013)

6/30/2013	$5,450,000 (cumulative for Fiscal Quarters ending 3/31/2013 and 6/30/2013)

9/30/2013	$8,600,000 (cumulative for Fiscal Quarters ending 3/31/2013, 6/30/2013 and 9/30/2013)

12/31/2013	$10,575,000 (cumulative for Fiscal Quarters ending 3/31/2013, 6/30/2013, 9/30/2013 and 12/31/2013)

G.            The following is added as a new Subsection 6.2(g):

(g)           Monthly Gaming Statistics Summary.  Within 15 days after the end of each calendar month, submission of a gaming statistics summary, in form and substance reasonably acceptable to the Agent.

H.            Subsections 7.8(a)(i) and (iii) are hereby deleted in their entirety.

I.             The following is added as a new Section 7.8(c):

(c)           Notwithstanding anything contained herein to the contrary, the Borrower shall not (and the Borrower shall ensure that each Group Company will not), declare or make, or agree to pay or make, directly or indirectly, any dividends with respect to its capital stock.

Section 3.  Conditions Precedent.  Section 2 of this Agreement shall become effective upon satisfaction of the following conditions precedent, as determined by Agent in its sole discretion:

A.            Execution and delivery to Agent of (i) this Agreement and (ii) the Fee Letter between Borrower and Agent dated the date hereof.

B.            Receipt by Lenders of a $70,000 amendment fee, to be allocated to each Lender in accordance with the terms of the Credit Agreement.

C.            Receipt by Agent of the required principal payment to comply with the scheduled commitment reductions set forth in Section 2.C. hereof.

D.            Borrower’s payment to Agent of all attorneys’ fees and other expenses incurred by Agent in connection with the preparation and execution of this Agreement and the other documents related thereto.

Section 4.  Affirmations.  Borrower hereby affirms the assumption, execution and delivery to Agent of each of the Loan Documents and collateral documents executed in connection with the Loans, including, without limitation waivers of jury trial and special damages and to notice prior to a confession of judgment, and agrees that all of the foregoing secure the obligations and liabilities of Borrower incurred or to be incurred pursuant to the Credit Agreement and they continue in full force and effect.  Borrower hereby also affirms that all of the other collateral documents received by Agent in connection with the Credit Agreement are intended to and do in fact secure each of the obligations of Borrower described in the Credit Agreement and secure all advances, indebtedness and liabilities of Borrower to Agent whether heretofore or hereafter incurred by Borrower to Agent to the extent set forth in the Credit Agreement, and as such continue in full force and effect and are in all respects hereby assumed, affirmed and ratified.

Section 5.  Agreements, Acknowledgments and Waivers.  Borrower acknowledges that the obligations set forth in each of the Loan Documents are valid, binding, and enforceable against Borrower and are not subject to any defense, counterclaim, recoupment or offset.  In addition, Borrower acknowledges that (i) the execution of this Agreement, (ii) the acceptance by Agent of any payments hereunder or thereunder, or (iii) any previous or subsequent delay by Agent in exercising any or all of its rights or remedies under the Loan Documents, either separately or in combination, shall not constitute a waiver by Agent of any of the rights of Agent under the Loan Documents and shall not preclude Agent from exercising its rights thereunder or at law if Borrower fails to perform any of its obligations as set forth in the Loan Documents, as the same are amended pursuant to the provisions of this Agreement.  Nothing herein shall be deemed a waiver of any of Agent’s rights or remedies with respect to (i) any existing violation of any affirmative or negative pledge, covenant or warranty, (ii) any event of default, or (iii) any condition which, with the passage of time or the giving of notice would constitute an event of default, under any of the Loan Documents.

Section 6.  Miscellaneous.  The parties to this Agreement further agree as follows:

A.            Power and Authority.  Borrower and Agent represent and warrant that each has the full power and authority to enter into and perform this Agreement, all of which has been duly authorized by all necessary corporate or limited liability company action, as appropriate, and that this Agreement is valid, binding, and enforceable in accordance with its terms.

B.            References to Credit Agreement.  Any and all references to the Credit Agreement in any of the other Loan Documents shall be deemed to refer to the Credit Agreement as amended by this Agreement.

C.            Counterparts.  This Agreement may be executed by the parties hereto in any number of counterparts, each of which when so executed and delivered shall be an original and all of which together shall constitute one Agreement.

D.            Rules of Construction.  As used herein, unless the context clearly indicates a contrary intent or unless otherwise specifically provided herein, the singular shall include the plural and the plural the singular, and the masculine, feminine or neuter gender shall include the other genders.

E.            Choice of Laws.  This Agreement shall be construed and interpreted in accordance with the internal laws of the State of Delaware, without regard for principles of conflicts of laws.

F.             Acknowledgments.  Each party to this Agreement acknowledges that it has executed this Agreement voluntarily, with a full knowledge and a complete understanding of the terms and effect of this Agreement and that it has been fully advised by competent counsel as to the nature and effect of the applicable terms and provisions hereof.

G.            Representations and Warranties.  Borrower represents and warrants that the representations and warranties set forth in the Loan Documents remain true and accurate in all material respects as of the date of this Agreement.

H.            Remaining Force and Effect.  Except as specifically amended hereby, the Credit Agreement and Loan Documents remain in full force and effect in accordance with their original terms and conditions.

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IN WITNESS WHEREOF, the undersigned have set their hands and seals or caused these presents to be executed by their proper corporate officers or authorized managers and sealed with their seal the day and year first above written.

DOVER DOWNS GAMING AND ENTERTAINMENT, INC.,
a Delaware corporation, as Borrower

By:	/s/ Timothy R. Horne	(SEAL)
Timothy Horne
Chief Financial Officer

RBS CITIZENS, N.A., as Agent

By:	/s/ Edward Winslow	(SEAL)
Edward Winslow
Vice President

{acknowledgments on following page)

Acknowledged and Consented to by:

PNC BANK, NATIONAL ASSOCIATION, as Lender

By:	/s/ C. Douglas Sawyer	(SEAL)
Name: C. Douglas Sawyer
Title: Senior Vice President

WILMINGTON SAVINGS FUND SOCIETY, FSB, as Lender

By:	/s/ M. Scott Baylis	(SEAL)
Name: M. Scott Baylis
Title: Senior Vice President

RBS CITIZENS, N.A., as Lender

By:	/s/ Edward Winslow	(SEAL)
Edward Winslow
Vice President